Pike Reports 33% Revenue Growth in Fiscal First Quarter 2012

MOUNT AIRY, N.C., Nov. 9, 2011 /PRNewswire/ -- Pike Electric Corporation (NYSE: PIKE), one of the nation's leading energy solutions providers, today reported fiscal first quarter 2012 results for the period ended September 30, 2011. Revenue totaled $171.8 million, an increase of 33% compared to $128.8 million in the year-ago period and net income totaled $2.6 million, or $0.07 per diluted share. In the year-ago period, the Company reported a net loss of $2.3 million, or $(0.07) per diluted share.

Core services revenue totaled $137.0 million and storm restoration revenue totaled $34.8 million in the fiscal first quarter 2012. In the year-ago period, core services revenue totaled $123.8 million and storm restoration revenue totaled $5.0 million.

"Our financial performance this quarter provides a strong start to the year and continues the turnaround we started with our restructuring actions in fiscal 2010," said J. Eric Pike, Chairman and CEO of Pike. "Our results reflect slowly improving industry fundamentals, growth from the recent Klondyke and Pine Valley Power acquisitions, plus a heightened level of storm restoration activity due to the damage caused by Hurricane Irene."

Gross profit more than doubled to $23.9 million in the fiscal first quarter 2012, compared to $11.7 million in the year-ago period. As a percent of revenue, gross margin totaled 13.9% this quarter, an increase of 480 basis points compared to 9.1% in the year-ago period. The gross profit increase resulted from higher distribution construction and maintenance volume and a significant increase in storm restoration revenues.

The Company entered into a new four year $200.0 million revolving credit facility on August 24, 2011. As a result, the deferred loan costs associated with the former credit facility of $1.7 million, or $(0.03) per diluted share, were immediately amortized to interest expense.

Conference Call

The Company will host a conference call at 11:00 a.m. Eastern today. The call can be accessed by dialing (888) 510-1762, or (719) 457-2606 for international callers. The confirmation code for the live call is 2658944. Interested parties may also listen to a simultaneous webcast via the "Investor Center" on the Company's website at www.pike.com.

A replay will be made available shortly after the live call is completed and can be accessed by dialing (858) 384-5517. The confirmation code for the replay is 2658944. The replay will remain available until midnight Eastern on November 16. An on-demand replay of the conference call will remain available online for a limited time following the conclusion of the call.

About Pike Electric Corporation

Pike Electric Corporation is a leading provider of energy solutions to over 200 investor-owned, municipal and cooperative utilities in the United States. Our comprehensive services include facilities planning and siting, permitting, engineering, design, installation, maintenance and repair of power delivery systems, including renewable energy projects. Our common stock is traded on the New York Stock Exchange under the symbol PIKE. For more information, visit us online at www.pike.com.

Forward-Looking Statements

This press release and other statements we make from time to time in the future may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may relate to Pike's plans, objectives and future estimates. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and other factors, please refer to the Risk Factor section of Pike's Annual Reports on Form 10-K and in its other periodic filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made; Pike undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three months ended Sept. 30,
	2011	2010
Total revenues	$ 171,791	$ 128,759
Cost of operations	147,937	117,036

Gross profit	23,854	11,723
General and administrative expenses	16,017	13,557
Loss on sale of property and equipment	158	167

Income (loss) from operations	7,679	(2,001)
Other expense (income):
Interest expense	3,493	1,660
Other, net	(3)	(9)
Total other expense	3,490	1,651

Income (loss) before income taxes	4,189	(3,652)
Income tax expense (benefit)	1,585	(1,362)

Net income (loss)	$ 2,604	$ (2,290)

Net earnings (loss) per share:
Basic	$ 0.08	$ (0.07)
Diluted	$ 0.07	$ (0.07)

Shares used in computing earnings (loss) per share:
Basic	34,178	33,272
Diluted	34,807	33,272

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	Sept. 30,	June 30,
	2011	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 2,734	$ 311
Accounts receivable from customers, net	99,754	80,902
Costs and estimated earnings in excess of billings
on uncompleted contracts	60,865	49,266
Inventories	9,789	8,338
Prepaid expenses and other	10,033	16,044
Deferred income taxes	8,864	7,969
Total current assets	192,039	162,830
Property and equipment, net	177,572	177,682
Goodwill	122,166	110,893
Other intangibles, net	48,778	38,353
Deferred loan costs, net	1,687	2,005
Other assets	2,095	1,846
Total assets	$ 544,337	$ 493,609

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 22,951	$ 20,079
Accrued compensation	20,779	25,474
Billings in excess of costs and estimated earnings
on uncompleted contracts	15,431	12,224
Accrued expenses and other	9,202	8,185
Current portion of deferred compensation	1,598	-
Current portion of insurance claim accruals	15,853	12,526
Total current liabilities	85,814	78,488
Revolving credit facility	132,520	-
Long-term debt	-	99,000
Insurance and claim accruals, net of current portion	5,836	6,621
Deferred compensation, net of current portion	4,993	6,140
Deferred income taxes	45,311	46,179
Other liabilities	2,743	2,792

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.001 per share; 100,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, par value $0.001 per share; 100,000 shares
authorized; 34,697 and 33,666 shares issued and outstanding
at September 30, 2011 and June 30, 2011, respectively	6,428	6,427
Additional paid-in capital	171,656	161,586
Accumulated other comprehensive loss, net of taxes	(122)	(178)
Retained earnings	89,158	86,554
Total stockholders’ equity	267,120	254,389
Total liabilities and stockholders’ equity	$ 544,337	$ 493,609

PIKE ELECTRIC CORPORATION
SUPPLEMENTAL REVENUE INFORMATION
(Unaudited)
(In thousands)

	Three months ended Sept. 30,
	2011	2010
Distribution and other	$ 96,981	$ 85,564
Transmission	14,467	17,853
Engineering and substation	25,551	20,361

Core revenues	$ 136,999	$ 123,778
Storm restoration revenues	34,792	4,981

Total revenues	$ 171,791	$ 128,759

CONTACT: Investor Relations, +1-336-719-4622, IR@pike.com